155 North Lake Avenue Pasadena, California 91101 United States T +1.626.578.3500 F +1.626.578.6988 www.jacobs.com

April 8, 2015

Executive

Re Transition Arrangement
Dear ____________:
As you know, Craig L. Martin retired from his position as President and Chief Executive Officer of Jacobs Engineering Group Inc. (the “Company”) effective as of December 26, 2014 and that a search is underway for his successor. We understand this may create uncertainty for our executives during the months the search is ongoing and the transition period after the election of a new Chief Executive Officer. The Company recognizes that our most valuable asset is our employees and that those employees are essential to our continued success. More specifically, you are a valued employee and we believe that you are in a position to make a significant contribution. Because of the foregoing, we are providing you with the opportunity to earn the payment described in this letter (this “Letter”).
This Letter provides that on December 31, 2015 (the “Vesting Date”), you will have earned the right to receive a lump sum cash payment in an amount equal to $375,000 (“Transition Payment”), subject to your continued employment with the Company (or its affiliates) through the Vesting Date. Payment of the Transition Payment will be made as soon as administratively feasible after such Vesting Date, but within 45 days of the Vesting Date. Notwithstanding the foregoing, in the event that, prior to the Vesting Date, your employment is terminated by the Company (and its affiliates) without Cause or due to your Disability or death, you shall be paid your Transition Payment within 45 days following the date of such termination of employment, subject, to the extent possible, to your execution and the effectiveness of a general release of claims in favor of the Company and its respective affiliates. If, however, at any time prior to the Vesting Date, your employment terminates for any other reason, you will not be entitled to payment of your Transition Payment. For the avoidance of doubt, the Transition Payment shall be in addition to, and not in lieu of, any other termination entitlements you may have, whether under common law, contract, statute, policy or otherwise.
The following terms shall have the meaning set forth below when used in the Letter:
“Cause” means the Company (or its affiliates) termination of the Employee's employment with the Company following the occurrence of any one or more of the following: (a) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony; (b) the Employee willfully and continually fails to substantially perform the Employee's duties with the Company (or its affiliates) after written notification by the Company; (c) the Employee willfully engages in conduct that is materially injurious to the Company (or its affiliates), monetarily or otherwise; (d) the Employee commits an act of gross misconduct in connection with the performance of the Employee's duties to the Company (or its affiliates); or (e) the Employee materially breaches any employment, confidentiality or other similar agreement between the Company (or its affiliates) and the Employee.
“Disability” means the Employee meets the definition of “disabled” under the terms of the long-term disability plan of the Company in effect on the date in question, whether or not Employee is covered by such plan.
This Letter shall be governed by, and construed in accordance with, the laws of the State of California without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law. By signing this Letter, you agree to continue to hold the Company’s propriety information in strict confidence.
In order to be eligible to receive these benefits, it is important that you sign this Letter and return it to Lori Sundberg as soon as practicable.

Sincerely,
Noel Watson
Executive Chairman

Accepted and Acknowledged as of
this ___ day of _________________

By: __________________________
Name
_____________________________
Title

2